SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        Medical Technology Systems, Inc.
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                            ------------------------
                         (Title of Class of Securities)

                                   5846 2R 505
                          ----------------------------
                                 (CUSIP Number)

                                December 31, 2002
                        --------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)




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CUSIP No.   493732 101                                             Page 2 of  4
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1           NAME OF REPORTING PERSON
                                                               Michael P. Conroy

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.A.
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER
NUMBER OF
SHARES                                                          226,000
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
--------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
                                                                 -0-
--------------------------------------------------------------------------------
                                   SOLE DISPOSITIVE POWER
                           7                                    226,000
--------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                                                 -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               226,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                         [  ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                5.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT.



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                                       3




CUSIP No.   493732 101                                              Page 3 of  4

Item 1.    (a)           Name of Issuer:
                                                Medical Technology Systems, Inc.

Item 1.    (b)           Address of Issuer's Principal Executive Offices:

                                                12920 Automobile Boulevard
                                                Clearwater, Florida 33762

Item 2.    (a)           Name of Person Filing:
                                                Michael P. Conroy

Item 2.    (b)           Address of Principal Business Office or if None,
                         Residence:

                                                12920 Automobile Boulevard
                                                Clearwater, Florida 33762

Item 2.    (c)           Citizenship:
                                                USA

Item 2.    (d)           Title of Class of Securities:

                                                Common Stock, $.01 par value

Item 2.    (e)           Cusip Number:

                                                5846 2R 505

Item     3. Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a: N/A

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [  ]


Item 4.    Ownership

     (a) Amount Beneficially Owned (describe): Of the 226,000 shares reported pursuant to this Schedule 13G; 120,000 shares are subject to options exercisable within 60 days of the calendar year end; and 106,000shares are owned directly by Mr. Conroy.

(b) Percent of Class: 5.2%, based on the 4,371,523 outstanding shares on December 31, 2002. CUSIP No. 493732 101 Page 4 of 4


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                                       4


(c) Number of shares as to which  such  person  has:

     (i)  Sole power to vote or to direct the vote: 226,000

     (ii) Shared power to vote or to direct the vote: -0-

     (iii) Sole power to dispose or to direct the disposition of: 226,000

     (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5. Ownership of Five Percent or Less of a Class: n/a

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person: n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: n/a

Item 8. Identification and Classification of Members of the Group: n/a

Item 9. Notice of Dissolution of Group:  n/a

Item. 10. Certification (see Rule 13d-1(b) and (c)):

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2003


                                /s/ Michael P. Conroy
                                ------------------------------
                                Michael P. Conroy